EXHIBIT 10.4
LINE OF CREDIT NOTE

$20,000,000	Denver, Colorado
July 25, 2006
     FOR VALUE RECEIVED, the undersigned JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (hereinafter referred to as “Borrower”), promises to pay to the order of ING CAPITAL LLC (hereinafter referred to as “Lender”), at such place as U.S. Bank National Association, as agent for the Lender, may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Dollars ($20,000,000) or so much thereof as may be advanced and be outstanding, together with interest on any and all principal amounts outstanding calculated in accordance with the provisions set forth below. This Note is issued under that certain Amended and Restated Credit Agreement of even date herewith (as the same may be amended, replaced, restated and/or supplemented from time to time, the “Credit Agreement”) between Borrower, U.S. Bank National Association, a national banking association, as agent (the “Agent”), Lender and the other lenders identified therein (collectively the “Lenders”).
     Capitalized terms used and not defined herein shall have the meanings given to such terms in the Credit Agreement.
     The outstanding Loans hereunder shall be maintained as more fully provided in the Credit Agreement. The Borrower shall have the right to make prepayments of principal only in accordance with the Credit Agreement.
     Borrower shall pay interest on the unpaid principal amount of each Loan made by the Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth in the Credit Agreement.
     The unpaid balance of this obligation at any time shall be the total amounts advanced hereunder by the Lender, together with accrued and unpaid interest, less the amount of payments made hereon by or for the Borrower, which balance may be endorsed hereon from time to time by the Lender.
     In addition to the repayment requirements imposed upon the Borrower under the Credit Agreement, together with the agreements referred to therein, the principal and interest owing under this Note shall be due and payable in full on the Maturity Date, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by the Borrower. Time is of the essence hereof.
     Interim payments made by Borrower pursuant to and in accordance with the Credit

Agreement shall be applied as provided therein.
     Should any Matured Default occur and be continuing, then all sums of principal and interest outstanding hereunder may be declared immediately due and payable in accordance with the Credit Agreement, without presentment, demand or notice of dishonor, all of which are expressly waived, and the Lender may have no further obligation to make Loans pursuant to the terms of the Credit Agreement.
     The obligations of the Borrower to the Lender hereunder and under the Credit Agreement are secured by the Collateral granted to the Agent, for the ratable benefit of the Lenders pursuant to and as set forth in the Credit Agreement.
     This Note shall be construed in accordance with the laws of the State of Colorado.

JOHN B. SANFILIPPO & SON, INC., a Delaware corporation

By	/s/ Michael J. Valentine
Its Chief Financial Officer